Exhibit 99.1

RELEASE DATE: July 11, 2008

FASTENAL COMPANY REPORTS 2008 SECOND QUARTER EARNINGS

The Fastenal Company of Winona, MN (NASDAQ Symbol FAST) reported the results of the quarter ended June 30, 2008. Except as otherwise noted below, dollar amounts are in thousands.

Net sales for the three-month period ended June 30, 2008 totaled $604,219, an increase of 16.3% over net sales of $519,706 in the second quarter of 2007. Net earnings increased from $60,256 in the second quarter of 2007 to $76,166 in the second quarter of 2008, an increase of 26.4%. Basic and diluted earnings per share increased from $.40 to $.51 for the comparable periods.

Net sales for the six-month period ended June 30, 2008 totaled $1,170,429, an increase of 16.0% over net sales of $1,008,863 in the first six months of 2007. Net earnings increased from $114,289 in the first six months of 2006 to $144,260 in the first six months of 2008, an increase of 26.2%. Basic and diluted earnings per share increased from $.76 to $.97 for the comparable periods.

During the first six months of 2008, Fastenal opened 112 new stores (Fastenal opened 123 new stores in the first six months of 2007). These 112 new stores represent an increase in stores since December 31, 2007 of 5.2%. There were 2,160 stores on December 31, 2007. There were 13,065 total employees as of June 30, 2008, an increase of 8.8% from December 31, 2007 and 15.5% from June 30, 2007.

SALES GROWTH:

Note – Daily sales are defined as the sales for the month divided by the number of business days in the month.

Stores opened greater than five years – The impact of the economy, over time, is best reflected in the growth performance of our stores opened greater than five years (store sites opened as follows: 2008 group – opened 2003 and earlier, 2007 group – opened 2002 and earlier, and 2006 group – opened 2001 and earlier). This store group is more cyclical due to the increased market share they enjoy in their local markets. During each of the twelve months in 2006 and 2007, and the first six months of 2008, the stores opened greater than five years had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2006	13.9%	11.9%	10.8%	9.1%	9.6%	10.7%	9.9%	11.2%	8.1%	8.5%	8.0%	9.6%
2007	4.8%	3.8%	7.8%	4.5%	5.4%	6.2%	6.1%	5.3%	6.3%	6.3%	7.9%	9.6%
2008	8.9%	8.8%	9.9%	10.5%	10.4%	11.2%

Stores opened greater than two years – Our stores opened greater than two years (store sites opened as follows: 2008 group – opened 2006 and earlier, 2007 group – opened 2005 and earlier, and 2006 group – opened 2004 and earlier) represent a consistent same-store view of our business. During each of the twelve months in 2006 and 2007, and the first six months of 2008, the stores opened greater than two years had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2006	17.8%	15.0%	14.6%	12.3%	12.5%	14.0%	12.8%	13.9%	9.2%	9.0%	9.4%	10.9%
2007	7.3%	6.0%	9.4%	5.5%	6.7%	7.2%	6.5%	5.9%	6.8%	7.6%	8.8%	10.9%
2008	12.0%	11.1%	12.5%	13.1%	12.0%	12.0%

All company sales – During each of the twelve months in 2006 and 2007, and the first six months of 2008, all the selling locations combined had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2006	23.9%	21.3%	21.1%	19.1%	19.2%	20.6%	19.7%	20.7%	16.1%	15.9%	16.3%	17.7%
2007	12.6%	11.8%	15.5%	12.0%	13.2%	14.8%	13.9%	13.4%	13.7%	14.7%	15.2%	16.8%
2008	15.6%	15.0%	16.9%	17.1%	16.0%	15.9%

RELEASE DATE: July 11, 2008

FASTENAL COMPANY REPORTS 2008 SECOND QUARTER EARNINGS

The strong growth in the January 2006 to March 2006 time frame generally represents a continuation of the strong environments experienced in 2004 and 2005. The first two months of the second quarter of 2006 experienced weaker sales growth than we expected. The April 2006 growth was negatively impacted by Easter (which occurred in March during 2005), but was still weaker than we expected. The June to August 2006 time frame represents stronger sales activity than the preceding two to three month period. The daily sales growth amount in September 2006 appears weaker due to the difficult comparison with Hurricane Katrina’s added sales in September 2005 (approximately $4,000 impact); however, the increase in our daily sales number from August 2006 to September 2006, of 4.1%, is consistent with historical norms. The final three months of 2006 continued in the same variable fashion as the previous six months. The October growth number was negatively impacted by the difficult comparison with Hurricane Katrina’s added sales in October 2005 (approximately $1,500 impact). The months of November and December 2006, like the months of April and May 2006, were weaker than expected. The first five months of 2007 continued the trend of a weak economic environment as experienced during 2006 (as described above). The month of March 2007 improved relative to January and February 2007. The month of June 2007 improved relative to April and May 2007. The June improvement was meaningful as it came in a month with fairly challenging comparisons from 2006. Unfortunately, the strength in June moderated in the third quarter. This pulled our daily sales growth rate from the 14.8% in June to 13.5% in the third quarter of 2007. This moderation reflected a continuation of the weaker economic environment experienced in four of the first five months of the year. The final three months of 2007 continued in the same variable fashion as the previous nine months but showed consistent improvement from the third quarter daily sales growth rate of 13.7%. This improvement remained in the first six months of 2008. As indicated in the June 2007 commentary above, the June 2007 growth was strong on a difficult comparison; this made the 15.9% June 2008 daily sales growth rate a more difficult accomplishment. We believe the improvement in the final months of 2007 and the first six months of 2008 were driven, in part, by our ‘pathway to profit’ initiative described below.

PATHWAY TO PROFIT:

During April 2007 we disclosed our intention to alter the growth drivers of our business. For most of the last decade, we have used store openings as the primary growth driver of our business (opening approximately 14% new stores each year). As announced in April 2007, we intend to add outside sales personnel into existing stores at a faster rate than historical patterns. We intend to fund this sales force expansion with the occupancy savings generated by opening stores at the rate of 7% to 10% per year (we opened approximately 8.1% new stores in 2007 or 161 stores) versus the historical rate of approximately 14%. Our goal is four-fold: (1) to continue growing our business at a similar rate with the new outside sales investment model, (2) to grow the sales of our average store to $125 thousand per month in the five year period from 2007 to 2012, (3) to enhance the profitability of the overall business by capturing the natural expense leverage that has historically occurred in our existing stores as their sales grow, and (4) to improve the performance of our business due to the more efficient use of working capital (primarily inventory) as our average store size increases.

Store Count and Full-Time Equivalent (FTE) Headcount Growth – In response to the ‘pathway to profit’, we have increased our year-over-year store count and FTE head count as follows:

	June 2008	March 2008	December 2007	September 2007	June 2007
Store count	7.1%	6.8%	8.1%	9.7%	12.5%
Store personnel – FTE	16.2%	18.5%	18.8%	18.4%	13.7%
Distribution and manufacturing personnel– FTE	5.1%	10.9%	7.7%	12.8%	9.2%
Administrative and sales support personnel– FTE	3.1%	(5.9)%	1.5%	2.1%	4.4%

Total – FTE	12.4%	13.5%	14.1%	15.0%	11.5%

RELEASE DATE: July 11, 2008

FASTENAL COMPANY REPORTS 2008 SECOND QUARTER EARNINGS

Store Size and Profitability – Approximately 90% and 91% of our sales in the second quarter of 2008 and 2007, respectively, were generated by our stores included in the table set forth below. Our remaining sales related to (1) our in-plant locations, (2) our direct Fastenal Cold Heading business, or (3) our direct import business. Our average store, excluding the business not sold through a store, had sales of $74,300 per month in the second quarter of 2007. This average grew to $80,100 per month in the second quarter of 2008. The average age, number of stores and pre-tax margin data by store size for the second quarter of 2008 and 2007, respectively, were as follows:

Three months ended June 30, 2008
Sales per Month	Average Age (Years)	Number of Stores	Percentage of Stores	Pre-Tax Margin Percentage
$0 to 30,000	2.4	383	16.9%	(22.8)%
$30,001 to 60,000	4.8	709	31.2%	10.3%
$60,001 to 100,000	7.4	550	24.2%	21.6%
$100,001 to $150,000	9.7	381	16.8%	26.1%
Over $150,000	12.9	249	11.0%	27.9%

Total		2,272	100.0%

Three months ended June 30, 2007
Sales per Month	Average Age (Years)	Number of Stores	Percentage of Stores	Pre-Tax Margin Percentage
$0 to 30,000	2.0	431	20.3%	(19.9)%
$30,001 to 60,000	4.7	656	30.9%	11.4%
$60,001 to 100,000	7.2	503	23.7%	21.3%
$100,001 to $150,000	9.3	338	15.9%	24.4%
Over $150,000	13.1	194	9.1%	25.7%

Total		2,122	100.0%

Note – Amounts may not foot due to rounding difference.

As we indicated in April 2007, our goal over the five year period from 2007 to 2012 is to increase the sales of our average store to approximately $125,000 per month. This will shift the store mix emphasis from the first three categories ($0 to $30,000, $30,001 to $60,000, and $60,001 to $100,000) to the last three categories ($60,001 to 100,000, $100,001 to $150,000, and over $150,000), and we believe will allow us to leverage our fixed cost and increase our overall productivity.

Note – Dollar amounts in this section are presented in whole dollars, not thousands.

IMPACT OF FUEL PRICES:

Rising fuel prices negatively impacted the year ended December 31, 2007 and the first six months of 2008. During the first and second quarters of 2007, total vehicle fuel costs averaged approximately $2.1 million and $2.5 million per month, respectively. During the first and second quarters of 2008, our total vehicle fuel costs averaged approximately $2.9 million and $3.7 million per month, respectively. The increase resulted from variations in fuel costs, the freight initiative discussed below, increases in product sales, and the increase in the number of vehicles necessary to support additional sales personnel and to support additional store locations. These fuel costs include the fuel utilized in our distribution vehicles (semi-tractors, straight trucks, and sprinter trucks) which is recorded in cost of goods and the fuel utilized in our store delivery vehicles which is included in operating and administrative expenses (the split is approximately 50:50 between distribution and store use).

RELEASE DATE: July 11, 2008

FASTENAL COMPANY REPORTS 2008 SECOND QUARTER EARNINGS

In 2005, we introduced our new freight model as a means to continue to improve our operating performance. The freight model represents a focused effort to haul a higher percentage of our products utilizing the Fastenal trucking network (which operates at a substantial savings to external service providers because of our ability to leverage our existing routes) and to charge freight more consistently in our various operating units. This initiative positively impacted the latter two-thirds of 2005, all of 2006, all of 2007, and the first six months of 2008 despite the changes in average per gallon fuel costs shown in the following table:

	2007 – Quarter				2008 – Quarter
	1st	2nd	3rd	4th	1st	2nd	3rd	4th
Diesel fuel	$2.59	2.85	2.94	3.25	$3.47	$4.30
Unleaded gasoline	$2.31	2.96	2.86	2.92	$3.07	$3.65

The average price of a gallon of diesel fuel and unleaded gasoline increased by 50.9% and 23.3%, respectively, from the second quarter of 2007 to second quarter of 2008. Given the nature of our distribution business, these fluctuations in fuel prices can have a meaningful impact on our results. This impact is also covered later in our discussion about gross margin and operating and administrative expenses.

STATEMENT OF EARNINGS INFORMATION (percentage of net sales):

	Six Months Ended June 30,		Three Months Ended June 30,
	2008	2007	2008	2007
Net sales	100.0%	100.0%	100.0%	100.0%
Gross profit margin	52.5%	50.6%	52.5%	50.3%
Operating and administrative expenses	32.5%	32.2%	32.1%	31.6%
Gain (loss) on sale of property and equipment	0.0%	0.0%	0.0%	0.1%

Operating income	19.9%	18.4%	20.4%	18.7%
Interest income	0.1%	0.1%	0.0%	0.1%

Earnings before income taxes	20.0%	18.5%	20.5%	18.8%

Note – Amounts may not foot due to rounding difference.

Gross profit margins for the first half and second quarter of 2008 increased over the same periods in 2007. The improvement was driven by several factors: (1) a focused effort to challenge our sales force to increase the gross margin on business with a lower than acceptable margin, (2) a focused effort to stay ahead of inflationary increases in product cost, (3) improvements in our direct sourcing operations, (4) continued focus on our freight initiative (discussed earlier), and (5) continued focus on our product availability within our network. This product availability focus centers on our ‘master stocking hub’ in Indianapolis, Indiana, and our efficient ability to pull product from store-to-store. Due to the benefit of item (4) above, the rising fuel costs discussed earlier had only a nominal negative impact on our gross margin early in the first quarter of 2008 and this reversed to a positive gross margin impact from late in the first quarter into the second quarter. This impact could prove more challenging if fuel costs continue to increase.

RELEASE DATE: July 11, 2008

FASTENAL COMPANY REPORTS 2008 SECOND QUARTER EARNINGS

Operating and administrative expenses grew at a rate slightly faster than the rate of growth in net sales in the second quarter of 2008. As noted in the ‘pathway to profit’ discussion earlier in this release, we expect to see operating and administrative expenses grow at a rate slower than sales growth due to the added leverage that occurs as the size of our average store increases. On a positive note, we were able to leverage our occupancy costs for the first time since earlier in the decade. Occupancy expenses grew approximately 10.9% in the first quarter of 2008, 9.0% in the second quarter of 2008, and approximately 10.0% for the first six months of 2008. This leverage was due to the decrease in store openings pursuant to our ‘pathway to profit’ initiative.

As we have noted in the past, almost 70% of our operating and administrative expenses consist of payroll and payroll related costs. Our employee head count (measured on a full-time equivalent basis) increased 12.4% from June 2007 to June 2008. However, our net payroll costs increased approximately 18.9% and did not leverage. This de-leverage occurred because the commission and bonus component of payroll grew approximately 23.4% from the second quarter of 2007 to the second quarter of 2008 (this was driven at the store and district level). Our employees are rewarded for growth in gross profit dollars and pre-tax earnings. The gross profit margin expansion discussed earlier drove this reward faster than sales growth. The other component of operating and administrative expenses that experienced meaningful de-leverage was transportation cost. These costs grew approximately 36.4%, primarily driven by the increase in fuel costs discussed earlier and by the increase in the number of vehicles needed to support an expanded sales force.

The operating and administrative expenses for the six months of 2008 include $1,429 of additional compensation expense related to the adoption of new stock option accounting rules in early 2007. In the first six months of 2007, this expense was $383. We issued an additional grant of 275,000 shares in April 2008. These options, like the options issued in 2007, vest over a five to eight year period. The two option grants, when combined, will result in compensation expense of approximately $300 per month for the next four years; and dropping slightly in the remaining period. No other stock based compensation was outstanding during these periods.

Income taxes, as a percentage of earnings before income taxes, were approximately 38.3% and 38.8% for the first six months of 2008 and 2007, respectively. During the first quarter of 2007, we implemented FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN No. 48). As defined in FIN No. 48, we had a discrete event in each of the first and second quarters of 2007 which resulted in recognition of approximately $827 and $124 of additional tax, respectively. Absent this event, our tax rate would have been 38.3% for the first six months of 2007. This rate fluctuates over time based on the income tax rates in the various jurisdictions in which we operate, and based on the level of profits in those jurisdictions.

WORKING CAPITAL:

The year-over-year dollar and percentage growth related to accounts receivable and inventories were as follows:

Year-over-year change	Balance at June 30,		Twelve Month Dollar Change June 30,		Twelve Month Percentage Change June 30,
	2008	2007	2008	2007	2008	2007
Accounts receivable, net	$292,056	255,101	$36,955	27,040	14.4%	11.9%
Inventories	$507,989	471,561	$36,428	76,531	7.7%	19.4%

These two assets were impacted by our initiatives to improve working capital. These initiatives include (1) the establishment of a centralized call center to facilitate accounts receivable management (this facility became operational early in 2005) and (2) the tight management of all inventory amounts not identified as either expected store inventory, new expanded inventory, inventory necessary for upcoming store openings, or inventory necessary for our ‘master stocking hub’.

The accounts receivable increase of 11.9% from June 30, 2006 to June 30, 2007 represents a lag behind the daily sales increase of 14.8% in June 2007. The accounts receivable increase of 14.4% from June 30, 2007 to June 30, 2008 also represents a lag behind the 15.9% daily sales increase in June 2008. We continue to be pleased with the improvement in accounts receivable during 2007 and 2008, and with the related reduction in bad debt expense when compared to historical amounts.

RELEASE DATE: July 11, 2008

FASTENAL COMPANY REPORTS 2008 SECOND QUARTER EARNINGS

The inventory increase from June 30, 2006 to June 30, 2007 of 19.4% is greater than the rate of sales growth of 13.3% from the second quarter of 2006 to the second quarter of 2007. The inventory increase from June 30, 2007 to June 30, 2008 of 7.7% is less than the rate of sales growth of 16.3% from the second quarter of 2007 to the second quarter of 2008. This improvement relates to our conscious decision to limit the growth of inventory in the future, to halt growth or decrease inventory in the short-term, to stock additional products in our Indianapolis, Indiana distribution center, and then to continually resize the existing store and distribution center inventory through a process we call inventory re-distribution.

As we indicated in earlier communications, our short-term goals center on our ability to move the ratio of annual sales to accounts receivable and inventory (Annual Sales: AR&I) back to better than a 3.0:1 ratio (on December 31, 2007, 2006, and 2005, we had a ratio of 2.8:1, 2.7:1 and 2.8:1, respectively). Historically, we have been able to achieve a 20% after tax return on total assets (our historical internal goal) when our Annual Sales: AR&I ratio is at or above 3.0:1. During 2006, the incremental investments did not allow us to improve our ratio (these investments include certain store upgrades and the implementation of our ‘master stocking hub’ model). In 2007, we made considerable improvement as detailed above. We need to continue executing better on the inventory portion of these working capital initiatives in 2008. Please refer to our discussion on ‘pathway to profit’ earlier.

FISCAL 2008 REPORTING:

As indicated in our 2007 Annual Report, we intend to focus our 2008 commentary away from the four initiatives discussed in earlier communications (new freight model, working capital model, expanded store model called CSP2, and ‘master stocking hub’ distribution model); instead we will focus our commentary on the ‘pathway to profit’. Some key aspects we intend to disclose center on the full-time equivalent statistics shown above, as well as information on the productivity of our outside sales personnel; the latter being information we intend to start disclosing after the second quarter when we are one year into the ‘pathway to profit’ which began in the spring of 2007.

STOCK REPURCHASE AND DIVIDENDS:

On July 10, 2008, we issued a press release announcing our Board of Directors had authorized purchases by us of up to an additional 1,000,000 shares of our common stock (over and above previously authorized amounts). During the first six months of 2008, we purchased 200,000 shares of our outstanding stock at an average price of approximately $44.72 per share. With the new authorization in 2008, we have remaining authority to purchase up to approximately 1,800,000 additional shares of our common stock.

During the first half of 2008 we paid dividends totaling $37,280 (or $0.25 per share) to our shareholders. On July 10, 2008, we issued a press release announcing our Board of Directors had declared a second dividend for 2008, which will be paid during the third quarter of 2008, of $0.27 per share.

RELEASE DATE: July 11, 2008

FASTENAL COMPANY REPORTS 2008 SECOND QUARTER EARNINGS

ADDITIONAL INFORMATION:

Additional information regarding certain Fastenal Company statistics for the current quarter is available on the Fastenal Company World Wide Web site at www.fastenal.com. The Company discloses sales and store information on a monthly basis. This information is posted at www.fastenal.com on the third business day following the end of the first two months of a quarter and simultaneous with the earnings release following the third month of a quarter. This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding (1) working capital goals and expected returns on total assets when working capital is appropriately managed, (2) the outcome of our new long term growth strategy ‘pathway to profit’, including planned decreases in the rate of new store openings, planned additions to our outside sales personnel, the expected funding of such additions out of cost savings resulting from the slowing of the rate of new store openings, the growth in average store sales expected to result from this strategy, and our ability to capture leverage, working capital efficiency, and improved productivity expected to result from this strategy (including expected working capital efficiencies), and (3) the expected amount of future compensation expense resulting from stock options. The following factors are among those that could cause the Company’s actual results to differ materially from those predicted in such forward-looking statements: (i) an upturn or downturn in the economy could cause store openings to change from that expected, and could impact the rate at which additional sales personnel are added, our ability to grow average store sales by adding sales personnel, and our ability to capture leverage and manage support labor, (ii) a change, from that projected, in the number of markets able to support future store sites could impact the rate of new store openings, (iii) our ability to successfully attract and retain additional qualified sales personnel, the success of our additional sales personnel, and our ability to successfully change our sale process could adversely impact our ability to grow average store sales, (iv) a change in accounts receivable collections, a change in the economy from that currently being experienced, a change in buying patterns, or a change in vendor production lead times could cause us to fail to attain our goals regarding working capital and rates of return on assets, and (v) a change in accounting for stock-based compensation or the assumptions used could change the amount of stock-based compensation recognized. A discussion of other risks and uncertainties is included in the Company’s 2007 annual report on Form 10-K under the section captioned “Risk Factors” and the Company’s 2007 annual report to shareholders under the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands except share information)

	(Unaudited) June 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$76,438	57,220
Marketable securities	678	159
Trade accounts receivable, net of allowance for doubtful accounts of $2,269 and $2,265, respectively	292,056	236,331
Inventories	507,989	504,592
Deferred income tax assets	14,702	14,702
Other current assets	67,156	67,767

Total current assets	959,019	880,771
Marketable securities	1,491	1,950
Property and equipment, less accumulated depreciation	306,399	276,627
Other assets, less accumulated amortization	3,754	3,713

Total assets	$1,270,663	1,163,061

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$67,243	55,353
Accrued expenses	76,998	75,565
Income taxes payable	2,645	6,873

Total current liabilities	146,886	137,791

Deferred income tax liabilities	15,109	15,109

Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized	—	—
Common stock, 200,000,000 shares authorized, 148,920,712 and 149,120,712 shares issued and outstanding, respectively	1,489	1,491
Additional paid-in capital	—	227
Retained earnings	1,095,755	996,050
Accumulated other comprehensive income	11,424	12,393

Total stockholders’ equity	1,108,668	1,010,161

Total liabilities and stockholders’ equity	$1,270,663	1,163,061

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Earnings

(Amounts in thousands except earnings per share)

	(Unaudited) Six months ended June 30,		(Unaudited) Three months ended June 30,
	2008	2007	2008	2007
Net sales	$1,170,429	1,008,863	604,219	519,706
Cost of sales	556,410	497,879	286,830	258,237

Gross profit	614,019	510,984	317,389	261,469
Operating and administrative expenses	380,461	325,112	193,899	164,261
Gain (loss) on sale of property and equipment	(245)	83	(141)	198

Operating income	233,313	185,955	123,349	97,406
Interest income	468	676	247	454

Earnings before income taxes	233,781	186,631	123,596	97,860
Income tax expense	89,521	72,342	47,430	37,604

Net earnings	$144,260	114,289	76,166	60,256

Basic and diluted net earnings per share	$0.97	0.76	0.51	0.40

Basic weighted average shares outstanding	149,117	151,084	149,113	150,989

Diluted weighted average shares outstanding	149,117	151,084	149,113	150,989

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Amounts in thousands)

	(Unaudited) Six months ended June 30,
	2008	2007
Cash flows from operating activities:
Net earnings	$144,260	114,289
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	19,296	18,600
Loss (gain) on sale of property and equipment	245	(83)
Bad debt expense	3,536	3,097
Deferred income taxes	—	1,256
Stock based compensation	1,429	383
Amortization of non-compete agreement	34	34
Changes in operating assets and liabilities:
Trade accounts receivable	(59,261)	(48,666)
Inventories	(3,397)	(15,564)
Other current assets	611	3,172
Accounts payable	11,890	16,081
Accrued expenses	1,433	4,486
Income taxes payable	(4,228)	4,876
Other	(1,163)	5,812

Net cash provided by operating activities	114,685	107,773

Cash flows from investing activities:
Purchase of property and equipment	(51,075)	(24,816)
Proceeds from sale of property and equipment	1,762	3,970
Net (increase) decrease in marketable securities	(60)	8,195
Increase in other assets	(75)	(249)

Net cash used in investing activities	(49,448)	(12,900)

Cash flows from financing activities:
Purchase of common stock	(8,944)	(25,847)
Payment of dividends	(37,280)	(31,584)

Net cash used in financing activities	(46,224)	(57,431)

Effect of exchange rate changes on cash	205	542

Net increase in cash and cash equivalents	19,218	37,984
Cash and cash equivalents at beginning of period	57,220	19,346

Cash and cash equivalents at end of period	$76,438	57,330

Supplemental disclosure of cash flow information:
Cash paid during each period for:
Income taxes	$93,749	67,466